EXHIBIT 10.25

PLACER SIERRA BANK

2003 Executive Incentive Compensation Plan

Participant:	Randall Reynoso
Title:	Executive Vice President/Chief Operating Officer
Award Potential:	0% to 45% of base compensation

INDIVIDUAL PERFORMANCE MEASURES

1.	Reduce bank turnover by 25%

2.	Develop process to review all branches, at least annually, capable of justifying branch location, staffing, market share and profitability goals

3.	Produce $423 million in new loan commitments consistent with 2003 lending plan

4.	Produce $980 thousand in annual Zions and other loan broker fees

5.	Select and install MCIF system and profitability model capable of determining customer and product profitability

6.	Implement 2003 CRA program and fulfill 2003 goals

Individual Portion 10%

BANK PERFORMANCE MEASURES BASED ON 2003 CASH EARNINGS

Bank Cash Earnings		Individual Portion	Bonus for Individual Portion	Bank Earnings Portion	Total Award
Threshold	$12.0 million	10%	+ 0%	+ 15%	= 25%
Target	$12.9 million	10%	+ 10%	+ 20%	= 40%
Outstanding	$13.5 million	10%	+ 10%	+ 25%	= 45%

GENERAL GUIDELINES

1.	All individual goals stated above must be achieved to receive the minimum award of 10%

2.	If all individual goals stated above are achieved but the Bank threshold is not met, the individual will still receive the minimum award of 10%

3.	All individual goals stated above must be achieved in order to qualify to receive Bank awards plus additional bonuses for individual achievement, as appropriate

4.	Cash earnings levels are inclusive of the payment of bonuses